EXHIBIT 99.1

MATTHEWS, N.C., Nov. 4, 2005 -- Portrait Corporation of America, Inc. announced the hiring of R. David Alexander as its new Chairman, President and Chief Executive Officer.

Mr. Alexander was previously President and Chief Operating Officer of NC-based Family Dollar Stores, a discount store chain operating more than 5,900 stores in 44 States and the District of Columbia. At Family Dollar, where he served in a number of capacities over 10 years, Mr. Alexander was most recently responsible for all aspects of store operations, real estate, inventory management and supply chain and distribution. In addition, he contributed heavily to overall strategy and corporate development. The majority of Family Dollar's 34,000 associates reported up through Mr. Alexander's management organization. Prior to his association with Family Dollar, Mr. Alexander served in a variety of executive capacities with CSK Auto, Inc., Best Products Company, Inc. and Service Merchandise Company, Inc.

John F. Klein, a member of PCA's search committee, commented: "We are extremely pleased that David Alexander will be joining PCA as its new leader. David brings a strong background in retail service and store operations, including the recruitment, retention and management of a large field force of hourly-wage associates. He is an exceptional motivator and has the skills and vision to improve PCA's execution in the studio. We expect operations improvements under his leadership to result in an improved customer experience for the Wal-Mart portrait customer and improved profitability for our company."

Mr. Alexander commented: "I am very excited to join the management, employees and Directors of PCA. While there is much work to be done, the company has tremendous potential. Located within Wal-Mart Supercenters, PCA's approximately 2,500 locations represent exceptional, high traffic real estate. This strength combined with an attractive product offering and good customer service capabilities represent an excellent base off which to build. My priorities at PCA will be to use my background and experience in store operations and process reengineering to help the management team improve associate productivity, reduce turnover and create tools to encourage more effective selling. In addition, I look forward to strengthening and further building the relationship with Wal-Mart in portrait photography domestically and internationally and in other products and services."

About Portrait Corporation of America, Inc.
PCA is the largest operator of retail portrait studios in North America and one of the largest providers of professional portrait photography products and services in North America based on sales and number of customers. Operating under the trade name Wal-Mart Portrait Studios, PCA is the sole portrait photography provider in Wal-Mart Stores, Inc. As of July 31, 2005, PCA operated 2,472 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada, Mexico, Germany and the United Kingdom and provided traveling services to approximately 1,000 additional Wal-Mart store locations in the United States. PCA also serves other retailers and sales channels with professional portrait photography services.

Forward-Looking Statements
Certain statements may constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements. Although PCA believes the statements are reasonable, it can give no assurance that such expectations will prove correct. PCA cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.